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                                                               [Execution Copy]

                                OPTION AGREEMENT

                  OPTION AGREEMENT, dated July 17, 1998, by and between THE TURCHIN FAMILY LIMITED PARTNERSHIP ("Grantor"), having an address at c/o Leslie Turchin, 536 Coconut Isle Drive, Ft. Lauderdale, Florida 33301, and BAY HARBOUR MANAGEMENT, L.C. acting for its managed accounts, ("Grantee"), a Florida limited liability company having an address at 885 Third Avenue, 34th Floor, New York, New York 10022.


                  In exchange for good and valuable consideration, Grantor hereby grants to Grantee options to purchase shares of common stock (the "Stock") of Tops Appliance City, Inc. (the "Corporation"), a New Jersey corporation, from Grantor on the terms contained herein.

               1. Grantor hereby grants to Grantee the right to purchase from Grantor Two Hundred Thousand (200,000) shares of Stock by written notice given during the period beginning the date hereof and expiring on the date which is ninety (90) days next following the date hereof (the "Ninetieth Day") for an exercise price per share of Stock of Three Dollars and Fifty Cents ($3.50).

               2. Grantor hereby grants to Grantee the right to purchase from Grantor Two Hundred Thousand (200,000) shares of Stock by written notice during the period beginning the day next following the Ninetieth Day and expiring on the date which is two hundred seventy (270) days next following the Ninetieth Day for an exercise price per share of Stock of Four ($4.00) Dollars; provided, however, that the option provided in this Paragraph 2 shall be null, void and of no force or effect in the event that the Grantee exercises any option pursuant to Paragraph 1 hereof.

               3. In the event that the Grantee desires to exercise any of the within options, it must provide written notice to the Grantor which notice must state the number of shares of Stock to be acquired. Any such notice must be delivered prior to the date on which the options set forth in Paragraph 1 and 2, respectively, expire. The purchase of the shares shall take place ten (10) business days after such notice is given.

               4. Grantor represents and warrants to Grantee as follows:

                       (a) Grantor shall transfer to Grantee good and marketable title to any shares of Stock to be transferred hereunder, free and clear of all liens, claims, debts, charges, restrictions, or encumbrances of any kind.

                       (b) Grantor has full power and legal right to sell, transfer and deliver the Stock to Grantee in accordance with the terms of this Agreement, and otherwise to execute and deliver this Agreement








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                              and to consummate and close the transactions
                              provided for in this Agreement in the manner and upon the terms herein specified.

                       (c) This Agreement has been duly executed and delivered by Grantor and, assuming due authorization, execution and delivery by Grantee, constitutes a legal, valid and binding obligation of Grantor, enforceable against Grantor in accordance with its terms, subject, as to validity, binding effect and enforcement remedies, to applicable bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and to equitable principles.

                       (d) There is not pending, nor to Grantor's knowledge is there threatened, any suit, action or administrative, arbitration or other proceeding which could adversely affect the ability of Grantor to perform any of his obligations under this Agreement.

                       (e) Grantor understands that the law firm of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP is counsel to the Corporation, and not in any way counsel to Grantor, for the purpose of this Agreement, and that Grantor has retained his own counsel in connection with this transaction.

                       (f) The execution, delivery, and performance of this Agreement by Grantor, the granting of the options set forth in Paragraphs 1 and 2 and delivery of the Stock does not and will not violate or conflict with (i) any applicable provision of law, statute, rule or regulation, or any order, judgment or decree of any court, arbitrator, governmental agency or the National Association of Securities Dealers, Inc. ("NASD") applicable to Grantor, or (ii) any contract, agreement or instrument to which Grantor is a party.

                       (g) All clearances, approvals, authorizations and consents, orders of, and designations by, any Governmental Entity (as defined below) or NASD, required under the laws of the United States or the regulations of NASD to be obtained by Grantor for or in connection with the issue and delivery of the Stock, and compliance with the terms of this Agreement have been obtained and complied with and are in full force and effect.

                       (h) Grantor shall defend, indemnify and hold harmless Grantee from and against any loss or liability arising from any breach of the representations and warranties with respect to Grantor contained in this Agreement.






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               5. Grantee represents and warrants to Grantor as follows:

                       (a) Grantee has the full power and legal right to purchase the shares of Stock from Grantor in accordance with the terms of this Agreement, and otherwise to execute and deliver this Agreement and to consummate and close the transactions provided for in this Agreement in the manner and upon the terms herein specified, and this Agreement and the transactions contemplated hereby will not result in the violation of any other agreement to which Grantee is a party or by which it is bound.

                       (b) In purchasing the shares of Stock hereunder and in acquiring the within options, Grantee is not relying on any information provided by or any representation or warranty made by Grantor (other than those made herein by Grantor).

                       (c) Grantee understands that the law firm of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP is counsel to the Corporation, and not in any way counsel to Grantee, for the purpose of this Agreement and that Grantee has retained its own counsel in connection with this transaction.

                       (d) This Agreement has been duly executed and delivered by Grantee and, assuming due authorization, execution and delivery by Grantor, constitutes a legal, valid and binding obligation of Grantee, enforceable against Grantee in accordance with its terms, subject, as to validity, binding effect and enforcement remedies, to applicable bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and to equitable principles.

                       (e) There is not pending, nor to Grantee's knowledge is there threatened, any suit, action or administrative, arbitration or other proceeding which could adversely affect the ability of Grantee to perform any of its obligations under this Agreement.

                       (f) To the extent that Grantee exercises any of the within options, Grantee represents that it is purchasing the shares of Stock for investment purposes only and not with a view towards reselling or otherwise distributing the shares of Stock.

                       (g) Grantee acknowledges that, as of the date hereof, any shares of Stock which it receives hereunder are not registered under the Securities Act of 1933, as amended, or under any State securities laws and that certain restrictions exist with regard to the resale of such shares of Stock.





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               6. The representations made by the parties in Paragraphs 4 and 5 shall survive the exercise of any option hereunder for a period of two (2) years from the date on which Grantee becomes the record holder of such shares of Stock.

               7. At the time of the closing of an exercise hereunder, the following transactions shall occur, all of which shall be deemed to occur simultaneously:

                       (a) Grantor will deliver or cause to be delivered to Grantee a share certificate or certificates for the shares of Stock subject to such exercise, duly endorsed for transfer with stock powers affixed thereto, which certificate(s) shall have affixed thereto or typed thereon the following legend:

                  The securities represented hereby have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any State securities laws. Neither this security nor any interest or participation herein may be reoffered, sold, assigned, transferred, pledged, encumbered or otherwise disposed of in the absence of such registration or unless such transaction is exempt from, or not subject to, registration

                       (b) Grantee will deliver or cause to be delivered to Grantor an amount equal to the exercise price in respect of the shares of Stock being acquired by Grantor.

               8. All notices and other communications to be made hereunder shall be in writing and shall be deemed to have been given when the same are either (i) personally delivered or mailed, registered or certified mail, first class postage prepaid return receipt requested, or (ii) delivered by a reputable private overnight courier service utilizing a written receipt or other written proof of delivery to the applicable party at the address set forth above. The substance of any such notice shall be deemed to have been fully acknowledged in the event of refusal of acceptance by the party to whom the notice is addressed.

               9. In the event any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision never had been contained herein.

               10. This Agreement shall be construed in accordance with the laws of the State of New York without giving effect to the conflict of law principles thereof.

               11. No party may assign its rights or obligations under this Agreement without the prior written consent of other party hereto.






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               12. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

               13. Each of the parties hereto irrevocably submits to the non-exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto further agrees that service of any process, summons, notice or documents by United States registered mail, return receipt requested, to such party's respective address set forth in the introduction of this Agreement, shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Paragraph 13. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (x) the Supreme Court of the State of New York, New York County, and (y) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

               14. This Agreement contains the entire understanding and agreement of the parties hereto with respect to the matters contained herein, and may not be amended or supplemented at any time unless by a writing executed by each of the said parties.

               15. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which collectively shall constitute one and the same instrument.




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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the day and year first above written.

                                          GRANTOR:
WITNESS:                                  THE TURCHIN FAMILY LIMITED
                                          PARTNERSHIP

/s/ Gaia Schettino                        By: /s/ Leslie Turchin
------------------------------               ---------------------------------
                                             Leslie Turchin


                                          GRANTEE:
ATTEST:                                   BAY HARBOUR MANAGEMENT, L.C.,
                                          for its managed accounts,


Signature illegible                       By: /s/ Douglas P. Teitelbaum
------------------------------               ---------------------------------
                                             Douglas P. Teitelbaum
                                             Principal & Portfolio Manager



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